EXHIBIT 23.0

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 31, 2003 relating to the financial statements and financial statement schedule of the WD-40 Company, which appears in the WD-40 Company’s Annual Report on Form 10-K for the year ended August 31, 2003.

/s/ PricewaterhouseCoopers LLP

San Diego, California

July 13, 2004